As filed with the Securities and Exchange Commission on June 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDAPTUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	86-3158720
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Columbus Circle

15th Floor

New York, NY 10019

+1 (646) 427-2727

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Junyi Dai

Chief Executive Officer

Indaptus Therapeutics, Inc.

3 Columbus Circle

15th Floor

New York, NY 10019

+1 (646) 427-2727

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Peter Gennuso, Esq.

McCarter & English, LLP

250 West 55th Street, 13th Floor

New York, NY 10019

+1 (212) 609-6800

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 26, 2026

Up to 18,864,000 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition, by the selling stockholders identified in this  prospectus, of an aggregate of up to 18,864,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Indaptus Therapeutics Inc. consisting of (i) 11,250,000 shares of Common Stock issued upon the conversion of 75,000 Series AAA Preferred Stock originally issued by the Company on December 22, 2025 pursuant to certain securities purchase agreement (the “December 2025 SPA”), and subsequently transferred pursuant to a secondary share sale agreement dated March 23, 2026 (the “March 2026 SSA”), (ii) 5,550,000 shares of Common Stock issued upon the conversion of 37,000 Series AAA Preferred Stock originally issued by the Company pursuant to the December 2025 SPA, and subsequently transferred to pursuant to the March 2026 SSA, and (iii) 2,064,000 shares of Common Stock issued upon the conversion of 103,200 shares of Series AA Preferred Stock originally issued by the Company pursuant to the December 2025 SPA.

The selling stockholders may offer shares of our Common Stock from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We are not offering for sale any shares of our Common Stock pursuant to this prospectus. We will not receive any proceeds from the sale of the shares of the Common Stock by the selling stockholders. All net proceeds from the sale of the shares of our Common Stock covered by this prospectus will go to the selling stockholders. See “Use of Proceeds.”

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “INDP”. On June 22, 2026, the last reported official closing price of our Common Stock on the Nasdaq Capital Market was $3.775 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 8, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. The information contained in this prospectus and the documents incorporated by reference in this prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents regardless of the time of delivery of this prospectus when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read this prospectus and the certain documents incorporated by reference in this prospectus in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus incorporates by reference market data and certain industry data and forecasts that were obtained from market research databases, publicly available information and industry publications and surveys. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have relied on certain data from third-party sources, including industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus or in any document incorporated by reference, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus, and under similar headings in the other documents that are incorporated herein by reference.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus.

Unless the context indicates otherwise, in this prospectus, the terms “Indaptus,” “Company,” “we,” “us” and “our” refer to Indaptus Therapeutics, Inc. (formerly Intec Parent, Inc.) and, where appropriate, its consolidated subsidiaries following the domestication merger and the reverse merger described in our previous periodic reports. References to “Intec Israel” refer to Intec Pharma Ltd., the predecessor of Indaptus prior to the domestication merger, and references to “Decoy” refer to Decoy Biosystems, Inc., the entity acquired by Indaptus in connection with the reverse merger.

Overview

We are a clinical biotechnology company developing a novel and patented systemically-administered anti-cancer and anti-viral immunotherapy. We have evolved from more than a century of immunotherapy advances. Our approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Our patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, designed to have reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. This approach has led to broad anti-tumor and anti-viral activity in preclinical models, including durable anti-tumor response synergy observed with each of four different classes of existing agents, including NSAIDs, checkpoint therapy, targeted antibody therapy and low-dose chemotherapy. Tumor eradication by our technology was associated with induction of both innate and adaptive immunological memory and, importantly, did not require provision of or targeting a tumor antigen in preclinical models. We have carried out successful current Good Manufacturing Practice (cGMP) manufacturing of our lead clinical candidate, Decoy20.

In May 2022, the U.S. Food and Drug Administration, or the FDA, allowed us to proceed under our IND for a Phase 1 clinical trial in participants with advanced solid tumors where currently approved therapies have failed. In December 2022, we initiated an open label, multi-center, dose escalation and expansion, single arm (monotherapy) Phase 1 study conducted in 2 parts. The Phase 1 study began with single dose administration and has now been followed with continuous weekly dosing of Decoy20 in tumor-specific expansion cohorts. The study is enrolling participants with any one of six advanced/metastatic solid tumors, who have exhausted approved treatment options. The study’s objectives are to assess the safety and tolerability of Decoy20, to determine the maximum tolerated dose, the optimal biologically active and recommended Phase 2 dose, as well as to assess Decoy20 pharmacokinetics (PK), pharmacodynamics and clinical activity. The primary endpoints of the study are incidence, relatedness and severity of adverse events and treatment-emergent adverse events and determining the number of subjects per cohort with dose limiting toxicity-based adverse events. Secondary endpoints include the incidence of anti-drug antibodies and neutralizing antibodies pre- and post-treatment, change in Decoy20 PK parameters over time, objective response rate and duration of response.

In August 2023, we evaluated the first four participants who received a single dose of 7 x 10^7 Decoy20 in Part 1 of the Phase 1 clinical trial. All four participants who enrolled were evaluable in the first cohort. These participants experienced generally anticipated transient adverse events including hemodynamic changes such as changes in pulse or blood pressure that resolved within 30 minutes and laboratory abnormalities such as grade 1-3 elevations in transaminases (liver function tests) and grade 4 reductions in lymphocytes that generally resolved within three days. One participant had a dose-limiting toxicity of grade 3 bradycardia (slow heart rate) and grade 2 hypotension (low blood pressure) which resolved within approximately 90 minutes with i.v. fluids. Participants also experienced transient induction of over 50 different biomarkers associated with innate and adaptive anti-tumor immune responses. After the end of infusion, Decoy20 was cleared from the blood within 30 to 120 minutes. Peak cytokine and chemokine induction occurred within ~4 to 24 hours and most cytokine/chemokines returned to the participant’s respective baseline by 24-72 hours. This rapid clearance and associated transient cytokine/chemokine induction are desired to avoid prolonged toxicity, often associated with longer term cytokine exposure.

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In September 2023, we began the second cohort of the Phase 1 clinical trial after receiving authorization from the Safety Review Committee. The second cohort dose was a reduction from 7 x 10^7 Decoy20 dose to 3 x 10^7 Decoy20. In March 2024, we completed the second cohort of participants who received a single dose of 3 x 10^7 Decoy20 in Part 1 of the clinical trial. Participants on the second (lower dose) cohort experienced adverse events similar in frequency and severity to the higher dose cohort with one dose-limiting toxicity of grade 3 ALT elevation that required one week to resolve. Pharmacodynamic effects included transient induction of multiple biomarkers. Clearance of Decoy20 was similarly rapid. Following authorization from the Safety Review Committee, we advanced into the weekly dosing part of the trial.

In May and June 2024, we enrolled two additional participants in the first cohort who received a single dose of 7 x 10^7 Decoy20, and in August 2024 we received the authorization from the Safety Review Committee to initiate the weekly dosing with 7 x 10^7 Decoy20.

As of October 2024, we completed one month of the weekly dosing part in the first six participants at the 3 x 10^7 Decoy20 dose and following the review of the safety data by the Safety Review Committee we received the authorization to initiate unrestricted enrollment of participants at the 3 x 10^7 Decoy20 dose. By May 2025, we had enrolled 13 participants on Decoy20 as a single dose and 32 participants in the weekly dosing among the two Decoy20 dose levels. In May 2025, we decided to conclude enrollment in the weekly dosing and focus on the combination study of Decoy20 with Tislelizumab, as further described below. We have observed early signs of potential benefits emerging with some participants with stable disease. As expected with the mechanism of action of Decoy20, we have seen adverse events of cytokine release syndrome (CRS) in 6 participants that have resolved within 24-72 hours.

In October 2024, we entered into a clinical supply agreement, or the Supply Agreement, with BeOne Medicines (formerly known as BeiGene Switzerland GmbH), to advance clinical evaluation of Decoy20 in combination with BeOne’s anti-PD-1 antibody, Tislelizumab, or the BeOne Product, for the treatment of participants with advanced solid tumors, or the Combination Study. This Combination Study builds on preclinical results where Decoy20, combined with a PD-1 inhibitor, demonstrated tumor eradication. In June 2025 we announced the dosing of the first participant in the Combination Study and by August 2025 we had enrolled 6 participants, and we have seen one related serious adverse event of CRS in 1 participant that has resolved within 72 hours. The Combination Study will assess safety, dose optimization, and early signs of anti-tumor activity in participants with advanced solid tumors, previously treated with a checkpoint inhibitor or with tumors typically unresponsive to checkpoint inhibitors.

Under the terms of the Supply Agreement, we will pay for all costs associated with the Combination Study (other than the cost of the BeOne Product), BeOne will supply the BeOne Product to us for the purposes of the study, and we will supply Decoy20 for the purposes of the Combination Study. The Supply Agreement will terminate upon the earlier of (i) the one-year anniversary of the date that we provide BeOne with the Combination Study’s final clinical study report or (ii) the date of termination of the Combination Study, subject to early termination in certain circumstances.

In May 2025, we decided to conclude enrollment in the dosing of Decoy20 as a monotherapy and focus on the combination study of Decoy20 with BeOne’s anti-PD-1 antibody, Tislelizumab, for the treatment of participants with advanced solid tumors, or the Combination Study. As of the date of this prospectus, the Company has discontinued further enrollment in the Combination Study, there are no participants remaining in any ongoing Decoy20 clinical study, and the Company does not have any active clinical development programs and has substantially reduced activities relating to the further development of Decoy20 pending additional financing, strategic review and/or other business developments.  In light of the foregoing, the Company is currently evaluating strategic alternatives with respect to its Decoy20 program and broader business operations, including, but not limited to, pursuing strategic transactions, research collaborations, investments in or acquisitions of target businesses, and other opportunities intended to create future growth opportunities for the Company and its stockholders. The Company continues to evaluate its existing therapeutic development assets and related research opportunities, including limited nonclinical and preclinical initiatives involving Decoy-related materials, as well as complementary research and data-oriented opportunities that may support the Company’s longer-term strategic planning. The Company’s decisions with respect to any such opportunities will be based on scientific validation, clinical and regulatory considerations, market conditions, resource availability, financing requirements and overall strategic planning. In furtherance of these efforts, in April 2026, the Company appointed Joe Z. Tsien as a scientific consultant to support the Company’s ongoing evaluation of certain research and data-related initiatives involving sleep-related biological signals, neurophysiological activity patterns, immune-therapeutic response pathways and functional physiological assessment methods. We expect to keep assessing how these additional research capabilities can be utilized to promote health and may contribute to our longer-term developments.

August 2024 Financing

On August 8, 2024, we completed a registered direct offering, pursuant to which we sold and issued to certain investors, including an officer of Indaptus, 58,708 shares of our Common Stock. In addition, in a concurrent private placement, or the August 2024 Private Placement, we issued to the investors unregistered warrants to purchase 58,708 shares of our Common Stock. The warrants are immediately exercisable at an exercise price of $47.60 per share and expire five years from the date of issuance. The combined purchase price for one share of Common Stock and one warrant was $51.10, resulting in gross proceeds of approximately $3.0 million, before deducting placement agent and other offering expenses in the amount of approximately $0.5 million.

November 2024 Financing

On November 25, 2024, we completed a registered direct offering, pursuant to which we sold and issued to certain investors, including an officer of Indaptus, 64,893 shares of our Common Stock. In addition, in a concurrent private placement, or the November 2024 Private Placement, we issued to the investors unregistered warrants to purchase 64,893 shares of our Common Stock. The warrants are immediately exercisable at an exercise price of $29.40 per share and expire five years from the date of issuance. The combined purchase price for one share of Common Stock and one warrant was $32.90, resulting in gross proceeds of approximately $2.13 million, before deducting placement agent and other offering expenses in the amount of approximately $0.345 million. In connection with the November 2024 financing, we issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 4,436 shares of Common Stock at an exercise price per share equal to $36.75. The placement agent warrants are exercisable six months from the date of issuance and expire on the fifth anniversary of the issue date.

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January 2025 Private Placement

On January 12, 2025, we entered into securities purchase agreements with certain institutional and accredited investors in a private placement, or the January 2025 Private Placement, pursuant to which we sold and issued to certain investors 75,335 unregistered shares of our Common Stock and unregistered warrants to purchase 75,335 shares of our Common Stock. The warrants are immediately exercisable at an exercise price of $26.32 per share and expire five years from the date of issuance. In connection with the January 2025 financing, we issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 5,273 shares of Common Stock at an exercise price per share equal to $32.90. The placement agent warrants are exercisable six months from the date of issuance and expire on the fifth anniversary of the issue date.

February 2025 Equity Line

On February 12, 2025, we entered into a Standby Equity Purchase Agreement, or the SEPA with YA II PN, LTD., a Cayman Islands exempt limited company, or Yorkville. Pursuant to the SEPA, we have the right, but not the obligation, to sell to Yorkville from time to time up to $20.0 million of our Common Stock, during the 36 months following the execution of the Purchase Agreement, subject to the restrictions and satisfaction of the conditions in the SEPA. At our option, the shares of Common Stock would be purchased by Yorkville from time to time at a price equal to 97% of the lowest of the three daily VWAPs during a three consecutive trading day period commencing on the date that we, subject to certain limitations, deliver a notice to Yorkville that the Company is committing Yorkville to purchase such shares of Common Stock. We may also specify a certain minimum acceptable price per share in each Advance. As consideration for Yorkville’s irrevocable commitment to purchase our shares, we issued to Yorkville 10,927 shares of Common Stock. Under the applicable rules of Nasdaq and pursuant to the SEPA, in no event may we issue or sell to Yorkville more than 100,830 shares of Common Stock, or the Exchange Cap, which is 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA, unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of Common Stock under the SEPA equals or exceeds $22.882 per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) on the trading day immediately preceding the effective date or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the effective date). In addition, effective February 12, 2025, we terminated the purchase agreement that we entered into with Lincoln Park Capital Fund, LLC in December 2022. Effective March 11, 2026, we terminated the SEPA with Yorkville, and the SEPA is no longer in effect. We sold and issued 89,902 shares of Common Stock under the SEPA for aggregate net proceeds of approximately $1.74 million, after deducting offering expenses in the amount of approximately $0.1 million.

June 2025 Private Placement

In June 2025, we completed a private placement, pursuant to which we sold and issued to certain investors (i) convertible notes in the aggregate principal amount of approximately $2.3 million, which automatically converted into 501,566 shares of our Common Stock at a conversion price of $8.302 per share, (ii) pre-funded warrants to purchase 190,795 shares of our Common Stock, and (iii) warrants to purchase 1,384,722 shares of our Common Stock, immediately exercisable at $8.302 per share and expiring five years from the date of issuance. In connection with the June 2025 financing, we issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 83,083 shares of Common Stock at an exercise price per share equal to $8.302. The placement agent warrants are immediately exercisable and expire five years from the date of issuance.

June 2025 Reverse Stock Split

We implemented a 1-for-28 reverse stock split of our outstanding Common Stock, which became effective on June 26, 2025 with the shares beginning trading on a post-split basis on the Nasdaq Capital Market on June 27, 2025. As a result of the reverse stock split, every 28 shares of our issued and outstanding Common Stock were automatically converted into 1 share of Common Stock, without any change in the par value per share. No fractional shares were issued in the reverse stock split, and stockholders received a cash payment equal to the value of the fractional share, based on the adjusted closing price on Nasdaq as of June 26, 2025.

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ATM Offering

In June 2022, we entered into an at-the-market offering agreement (the “ATM Agreement”) with H.C. Wainwright & Co. LLC (“Wainwright”), which was amended on September 1, 2022, relating to the offer and sale of shares of our Common Stock having an aggregate offering price of up to $6.3 million. The issuances and sales of Common Stock by us under the ATM Agreement were being made pursuant to “shelf” registration statements on Form S-3 filed with the SEC on September 1, 2022 and declared effective on September 9, 2022 and most recently on August 13, 2025 and declared effective on August 20, 2025. Our ability to issue shares under the shelf registration statement on Form S-3 is limited by General Instruction I.B.6 to Form S-3. In September 2025, we sold 520,000 shares of our Common Stock for aggregate gross proceeds of approximately $2.3 million.

December 2025 Lazar Investment Transaction

On December 22, 2025, we entered into a securities purchase agreement (the “December 2025 SPA”) with Mr. David Lazar (“Mr. Lazar”), pursuant to which he agreed to purchase from us 300,000 shares of Series AA Preferred Stock and 700,000 shares of Series AAA Preferred Stock at a purchase price of $6.00 per share of Preferred Stock for aggregate gross proceeds of $6.0 million, subject to the terms and conditions thereunder (the “Investment Transaction”). The offering closed on December 23, 2025. Each share of Series AA Preferred Stock is convertible into 20 shares of our Common Stock and each share of Series AAA Preferred Stock is convertible into 150 shares of Common Stock for a combined total of 111,000,000 shares of Common Stock.

Pursuant to the December 2025 SPA, the Company held a special meeting of stockholders on February 26, 2026, where the stockholders approved the following actions (i) the issuance of shares of the Company’s Common Stock to Mr. Lazar upon conversion of Series AA Convertible Preferred Stock and Series AAA Convertible Preferred Stock (without regard to any limitations on conversion set forth in the applicable Certificate of Designations), in compliance with the rules and regulations of Nasdaq, (ii) an amendment to our amended and restated certificate of incorporation that increases the authorized shares of Common Stock from 200,000,000 to 1,000,000,000 shares at the discretion of the Board, (iii) an amendment to our amended and restated certificate of incorporation that permits future shareholder action by written consent of the majority of shareholders, (iv) the election of Jerome Jabbour as Class I and Matthew McMurdo as Class III directors (each a designee of Mr. Lazar) to the Board of Directors to serve until the 2028 and 2027 annual meeting of stockholders, respectively, and (v) an amendment to the Company’s Charter to effectual two (2) reverse stock splits of the Company’s issued and outstanding shares of Common Stock having an aggregate ratio of 1-for-2 to 1-for-199, at such ratio within the range to be determined at the discretion of the Board.

In accordance with the December 2025 SPA, the Board appointed Mr. Lazar as Chairman of the Board of Directors of the Company, effective immediately prior to the closing of the Investment Transaction. In addition, the Board also appointed Mr. Lazar as the Co-Chief Executive Officer of the Company, effective at the closing of the Investment Transaction. Subsequently, Mr. Lazar resigned as the Co-Chief Executive Officer on March 18, 2026, and resigned from all his positions on the Board of Directors on June 5, 2026. The resignation of Mr. Lazar was not based on any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Warrant Repricing

On February 11, 2026, we entered into warrant repricing agreements, or the Repricing Agreements, with certain holders, or the Executing Holders, of warrants to purchase an aggregate of 913,638 shares of our Common Stock that were originally issued in financing rounds during 2024 and 2025 (financing rounds discussed below) at exercise prices ranging from $8.30 to $47.60 (the “Executing Warrants”). Pursuant to the Repricing Agreements, we agreed to reduce the per share exercise prices of the Executing Warrants to $1.75, which is equal to the “Minimum Price” as calculated in accordance with the Nasdaq rules, or the Exercise Price Reduction. As a condition to the Exercise Price Reduction, the Executing Holders agreed to enter into a voting agreement pursuant to which the Executing Holders agreed to vote all of the shares of Common Stock held by the Executing Holders in favor of all proposals at the special meeting of stockholders held on February 26, 2026.

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In addition, on February 11, 2026, with respect to the remaining warrants and placement agent warrants to purchase an aggregate of 762,787 shares of Common Stock that were issued in the same financing rounds described above, our Board unilaterally reduced their per share exercise prices to $1.75. Other than the reduction in the per share exercise price, all other terms and provisions of the warrants described above remained unchanged.

March 2026 Stockholder Share Transfer

On March 23, 2026, Mr. Lazar sold, in accordance with the rights afforded to Mr. Lazar in the December 2025 SPA, all of his interest and rights in the 700,000 shares of Series AAA Preferred Stock and all of his interest and rights to 196,800 shares of Series AA Preferred Stock to Yun Yao, Sino Lion Ventures Limited, Junyi Dai, Ting Yang, and Lina Deng (the “Purchasers”) in certain percentages set forth in a definitive secondary share sale agreement related to such transaction dated March 23, 2026 (the “March 2026 SSA”), for an aggregate purchase price of $11,200,000 (the “Purchase Price”), with the transaction hereinafter referred to as the “March 2026 Transfer.” The transferred preferred shares were originally issued by the Company on December 22, 2025 pursuant to the Purchase Agreement in connection with the Investment Transaction in December 2025. In March 2026, all outstanding Series AAA Preferred Stock and Series AA Preferred Stock were converted into Common Stock. Immediately following the March 2026 Transfer, the Purchasers beneficially owned approximately 96.2% of the Company’s outstanding Common Stock, and Mr. Lazar’s beneficial ownership in the Company’s outstanding Common Stock was reduced to approximately 1.82%.

The March 2026 Transfer resulted in a change of control of the Company. Following the consummation of the March 2026 Transfer, the composition of the Company’s Board and senior management changed.

The following table sets forth information regarding the Company’s executive officers and directors as of the date of this prospectus.

Name	Position
Executive Officers
Junyi Dai	Chief Executive Officer and Chairman of the Board
Yu Ding	Chief Financial Officer

Non-Executive Directors
Qinglai Lu	Director
Tim Ruan	Director
Dr. Johnny Fox Arrowsmith	Director
David Natan	Director
Jerome Jabbour	Director

June 2026 Private Placement

On June 17, 2026, we completed a private placement by selling an aggregate of 20,000,000 shares of Common Stock at $0.6 per share to certain seven non-U.S. accredited investors for aggregate gross proceeds of $12,000,000. We entered into a Stock Purchase Agreement (the “June 2026 SPA”) with such investors on June 17, 2026 and the transaction closed on the same day. Under the June 2026 SPA, each Purchaser was granted certain registration rights with respect to the Common Stock purchased in accordance with the June 2026 SPA. The Company is required to prepare and file a registration statement with the SEC covering the resale of such Common Stock on or before a date that is 90 days following the closing of the private placement, and to use its best efforts to have the registration statement declared effective within 75 days after the actual date on which such registration statement is filed with the SEC, or, in the event of a full review by the SEC, within such additional period as is reasonably necessary. The Company has agreed to bear all fees and expenses incurred in connection with the registration of the registrable securities. The June 2026 SPA contains customary representations, warranties and covenants of the parties.

Company Information

Our principal executive offices are located at 3 Columbus Circle, 15th Floor, New York, NY 10019 and our telephone number is +1 (646) 427-2727. Our website address is http://www.indaptusrx.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

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THE OFFERING

We are registering for resale by the selling stockholders named herein an aggregate of 18,864,000 shares of our Common Stock as described below.

Securities being offered:	18,864,000 shares of our Common Stock, consisting of (i) 11,250,000 shares of Common Stock issued upon the conversion of 75,000 Series AAA Preferred Stock originally issued by the Company on December 22, 2025 pursuant to certain securities purchase agreement (the “December 2025 SPA”), and subsequently transferred pursuant to a secondary share sale agreement dated March 23, 2026 (the “March 2026 SSA”), (ii) 5,550,000 shares of Common Stock issued upon the conversion of 37,000 Series AAA Preferred Stock originally issued by the Company pursuant to the December 2025 SPA, and subsequently transferred to pursuant to the March 2026 SSA, and (iii) 2,064,000 shares of Common Stock issued upon the conversion of 103,200 shares of Series AA Preferred Stock originally issued by the Company pursuant to the December 2025 SPA.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our Common Stock by the selling stockholders. See “Use of Proceeds” on page 9.

Market for Common Stock:	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “INDP.” On June 22, 2026, the last reported official closing price of our common stock on the Nasdaq Capital Market was $3.775 per share.

Risk Factors	Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 8, and under similar headings in the other documents that are incorporated by reference into this prospectus.

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RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors described below and set forth in our most recent Annual Report on Form 10-K on file with the SEC and our most recent Quarterly Report on Form 10-Q (to the extent included therein), which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

Risks Related to Control of the Company

Recent changes in control and ownership concentration may create uncertainty regarding the Company’s strategic direction, governance and management continuity.

In March 2026, the Company underwent a significant change in control in connection with the March 2026 Transfer. Following the March 2026 Transfer, Mr. David Lazar sold substantially all of his shareholdings in the Company to the Purchasers, and the Company’s beneficial ownership structure, Board composition and management leadership changed significantly over a relatively short period of time. These transactions resulted in new significant stockholders obtaining substantial influence over the Company and its operations.

As a result of these changes, investors may face uncertainty regarding the Company’s future strategic direction, business priorities, financing plans, management structure and corporate governance practices. The Company may also experience disruptions associated with integrating new leadership, implementing revised business strategies, negotiating with new controlling or influential stockholders, or transitioning relationships with customers, vendors, financing sources and other counterparties. In addition, future sales or transfers of large blocks of the Company’s securities by existing or former significant stockholders could cause volatility in the market price of the Company’s Common Stock.

Further, the concentration of ownership among new significant stockholders following the March 2026 Transfer may permit such holders to exert substantial influence over matters requiring stockholder approval, including the election of directors, amendments to organizational documents, approval of significant corporate transactions and other major corporate actions. Such concentration of control may delay, deter or prevent transactions that other stockholders may consider favorable.

Risks Related to the Discovery and Development of Our Product Candidates

Our development activities for Decoy20 have been substantially reduced, and we may never resume clinical development of Decoy20 or any other product candidate.

We have currently discontinued enrollment of new patients in our Combination Study for Decoy20 and do not have any current plans to initiate new clinical trials for Decoy20 or our other product candidates.  As a result, development progress for Decoy20 has been substantially slowed, and certain research and development activities may be delayed indefinitely or halted entirely. The continuation of our product development efforts will depend on numerous factors, including our ability to obtain additional financing, identify strategic partners, retain qualified personnel, obtain regulatory support and determine that further development is commercially and scientifically viable.

In addition, prolonged delays or suspension of development activities may adversely affect our ability to retain key employees, maintain relationships with clinical investigators, contract research organizations and suppliers, preserve intellectual property rights and continue ongoing research programs. Any interruption or cessation of development activities may also reduce the likelihood that our product candidates will successfully advance through regulatory approval or commercialization pathways.

If we are unable to resume or sustain development activities for Decoy20 or any future product candidates, our business prospects, financial condition and ability to generate future revenues would be materially and adversely affected.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus and the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements and information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements regarding our product candidates’ development, including the timing and design of the Phase 1 clinical trial of Decoy20 and combination study; our expectations regarding the recommended Phase 2 dose for subsequent multi-dosing and combination studies and related timing; the anticipated effects of our product candidates; our plans to develop and commercialize our product candidates; the market potential and treatment potential of our product candidates, including Decoy20; our commercialization, marketing and manufacturing capabilities and strategy; our expectations about the willingness of healthcare professionals to use our product candidates; our general business strategy and the plans and objectives of management for future operations; our research and development activities and costs; our future results of operations and condition; the sufficiency of our cash and cash equivalents to fund our ongoing activities and our ability to continue as a going concern; the impact of current macroeconomic conditions on our operations, ability to access capital, and liquidity. The words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “targets”, “may”, “plans”, “projects”, “potential”, “will”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All such forward-looking statements involve significant risks and uncertainties, including, but not limited to, statements regarding:

●	our plans to develop and potentially commercialize our technology;

●	the timing and cost of our planned investigational new drug application and any clinical trials;

●	the completion and receipt of favorable results in any clinical trials;

●	our ability to obtain and maintain regulatory approval of any product candidate;

●	our ability to protect and maintain our intellectual property and licensing arrangements;

●	our ability to develop, manufacture and commercialize our product candidates;

●	the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation;

●	our estimates regarding future revenue, expenses capital requirements and the need for additional financing; and

●	our ability to continue as a going concern.

As more fully described under the heading “Risk Factors” and elsewhere in this prospectus and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus in their entirety, many important factors affect our ability to achieve our stated objectives and to develop and commercialize any product candidates. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks and uncertainties set forth in our filings with the SEC. You should read this prospectus and the documents incorporated by reference herein and therein and any free writing prospectuses that we have authorized for use in this offering with the understanding that our actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and other factors our board of directors deems relevant.

SELLING STOCKHOLDERS

This prospectus relates to the offer and resale from time to time by the selling stockholders of up to an aggregate of 18,864,000 shares of our Common Stock, which we are registering in order to permit the selling stockholders to offer such shares of our Common Stock for resale from time to time.

The shares of Common Stock being offered by the selling stockholders consist of (i) 11,250,000 shares of Common Stock issued upon the conversion of 75,000 Series AAA Preferred Stock originally issued by the Company on December 22, 2025 pursuant to certain securities purchase agreement (the “December 2025 SPA”), and subsequently transferred pursuant to a secondary share sale agreement dated March 23, 2026 (the “March 2026 SSA”), (ii) 5,550,000 shares of Common Stock issued upon the conversion of 37,000 Series AAA Preferred Stock originally issued by the Company pursuant to the December 2025 SPA, and subsequently transferred to pursuant to the March 2026 SSA, and (iii) 2,064,000 shares of Common Stock issued upon the conversion of 103,200 shares of Series AA Preferred Stock originally issued by the Company pursuant to the December 2025 SPA.

The following table, to our knowledge, sets forth the number and percentage of shares of our Common Stock beneficially owned by the selling stockholders as of the date of this prospectus, taking into account number of shares that may be offered under this prospectus and the number and percentage of our shares of Common Stock beneficially owned by the selling stockholders assuming all of the shares offered under this prospectus are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholders. The information in the table below and the footnotes thereto regarding shares of our Common Stock to be beneficially owned after the offering under this prospectus assumes the sale of all shares of our Common Stock being offered by the selling stockholders under this prospectus. The percentage of shares of our Common Stock owned prior to and after the offering under this prospectus is based on 133,242,324 shares of our Common Stock outstanding as of the date of this prospectus. Unless otherwise indicated in the footnotes to this table, we believe that the selling stockholders have sole voting and investment power with respect to the shares of our common stock indicated as beneficially owned.

Except for the transactions described under “Prospectus Summary—December 2025 Lazar Investment Transaction” and “Prospectus Summary—March 2026 Stockholder Share Transfer”, the selling stockholders have not held any other position or office or had any other material relationship with us or our affiliates within the past three years.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders named below and any donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer.

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The number of shares in the column “Shares of Common Stock Being Offered” represents all of the shares of our Common Stock that the selling stockholders may offer under this prospectus. The third and fourth columns assume the sale of all the shares of our Common Stock offered by the selling stockholders under this prospectus and that the selling stockholders do not acquire or dispose of any other shares of our Common Stock before the completion of the offering under this prospectus. However, because the selling stockholders may sell all or some of the shares offered under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares of our Common Stock that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. The selling stockholders may sell some, all or none of the shares of our Common Stock offered under this prospectus. We do not know how long the selling stockholders will hold the shares of our Common Stock offered under this prospectus before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of our Common Stock.

Name of Selling Stockholder	Beneficial Ownership Prior to this Offering		Shares of Common Stock Being Offered	Beneficial Ownership After this Offering
	Number	Percent	Number	Number	Percent
Ting Yang(1)	11,250,000	8.44%	11,250,000	-	-%
Lina Deng(2)	5,550,000	4.17%	5,550,000	-	-%
David E. Lazar(3)	2,064,000	1.55%	2,064,000	-	-%

(1)	The shares of Common Stock being offered for resale by Ting Yang were issued by the Company upon the conversion of 75,000 shares of Series AAA Preferred Stock that had originally been issued by the Company to David E. Lazar on December 22, 2025 pursuant to the December 2025 SPA, subsequently transferred by David E. Lazar to Ting Yang pursuant to the March 2026 SSA, and thereafter converted into shares of Common Stock in accordance with the terms thereof.

(2)	The shares of Common Stock being offered for resale by Lina Deng were issued by the Company upon the conversion of 37,000 shares of Series AAA Preferred Stock that had originally been issued by the Company to David E. Lazar on December 22, 2025 pursuant to the December 2025 SPA, subsequently transferred by David E. Lazar to Lina Deng pursuant to the March 2026 SSA, and thereafter converted into shares of Common Stock in accordance with the terms thereof.

(3)	The shares of Common Stock being offered for resale by David E. Lazar were issued by the Company upon the conversion of 103,200 shares of Series AA Preferred Stock that had originally been issued by the Company to David E. Lazar on December 22, 2025 pursuant to the December 2025 SPA, and thereafter converted into shares of Common Stock in accordance with the terms thereof.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

●	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	to or through broker-dealers or underwriters;

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of the above methods of disposition; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 or Rule 904 under the Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

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Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of Common Stock or interests in shares of Common Stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by such selling stockholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the Common Stock.

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered hereby will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as the selling securityholders no longer own any of the shares covered by this prospectus or any of the warrants upon the exercise of which such shares are issuable.

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DESCRIPTION OF SECURITIES

This section describes the general terms and provisions of the shares of our Common Stock, par value $0.01 per share, and preferred stock, par value $0.01 per share, and some of the provisions of our certificate of incorporation and bylaws and of the Delaware General Corporation Law, or DGCL. This description is only a summary. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our amended and restated certificate of incorporation and our amended and restated bylaws for additional information before you buy any of our Common Stock, preferred stock or other securities. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of shares made up of 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Reverse Stock Split

We implemented a 1-for-28 reverse stock split of our outstanding Common Stock, which became effective on June 26, 2025 with the shares began trading on a post-split basis on the Nasdaq Capital Market on June 27, 2025. As a result of the reverse stock split, every 28 shares of the Company’s issued and outstanding Common Stock were automatically converted into 1 share of Common Stock, without any change in the par value per share. No fractional shares were issued in the reverse stock split, and stockholders received a cash payment equal to the value of the fractional share, based on the adjusted closing price on Nasdaq as of June 26, 2025. All share information presented in this Form S-3 (except the information in the consolidated financial statements and the other documents which have been incorporated by reference herein) has been retroactively adjusted to reflect the reduced number of shares outstanding and the increase in share price which resulted from this action.

Common stock

Each share of our Common Stock outstanding is entitled to one vote on all matters on which our stockholders generally are entitled to vote. However, holders of our Common Stock are not entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Generally, the Amended and Restated Bylaws provide that, subject to applicable law or the Amended and Restated Certificate of Incorporation and/or the Amended and Restated Bylaws, all corporate actions to be taken by vote of the stockholders are authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person, or by remote communication, if applicable, or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person, or by remote communication, if applicable, or represented by proxy will be the act of such class or series. Directors are elected by a plurality of the votes cast at a meeting of our stockholders for the election of directors at which a quorum is present.

Subject to the rights of holders of any then outstanding class or series of preferred stock, holders of our Common Stock are entitled to receive dividends and other distributions in cash, stock or property as the board of directors may declare thereon from time to time, and share equally on a per share basis in all such dividends and other distributions. In the event of our dissolution, whether voluntary or involuntary, after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock, our remaining assets and funds available for distribution will be distributed pro rata to the holders of our Common stock in proportion to the number of shares held by them and to the holders of any class or series of preferred stock entitled to a distribution. Holders of our Common stock do not have preemptive rights to purchase shares of our Common stock. All outstanding shares of our Common stock are to be fully paid and non-assessable. The rights, preferences and privileges of holders of our Common stock are subject to those of the holders of any outstanding class or series of our preferred stock that we may issue in the future.

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Blank Check Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. The Amended and Restated Certificate of Incorporation permits us to issue up to 5,000,000 shares of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of our capital stock entitled to vote thereon, without a separate class vote of the holders of preferred stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock certificate of designations.

Subject to the provisions of the Amended and Restated Certificate of Incorporation and limitations prescribed by law, our board of directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for classes and series of preferred stock. The board of directors may fix the number of shares constituting such class or series and the designation of such class or series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. Each class or series is appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of preferred stock at any time outstanding.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, may adversely affect the rights our common stockholders by, among other things:

●	restricting dividends on the Common Stock;

●	diluting the voting power of the Common Stock;

●	impairing the liquidation rights of the Common Stock; or

●	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Common Stock. There is no current intention for us to issue any shares of preferred stock.

Private Placement Warrants

We issued to investors in the June 2025 Private Placement investor (i) pre-funded warrants to purchase 190,795 shares of our Common Stock and (ii) warrants to purchase up to an aggregate of 1,384,722 shares of Common Stock at an exercise price equal to $8.3024 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings and pro rata distributions). We also issued to designees of the placement agent in the June 2025 Private Placement, placement agent warrants to purchase up to an aggregate of 83,083 shares of Common Stock at an exercise price equal to $8.3024 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings and pro rata distributions).

Duration and Exercise Price

The pre-funded warrants have an exercise price of $0.01 per share while the investor warrants and the placement agent warrants have an exercise price of $8.3024 per share. All the warrants were exercisable upon issuance, and while the investor warrants and the placement agent warrants will expire five years following their issuance, the pre-funded warrants have no expiration date. The warrants contain standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions.

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Exercise Limitation

A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% or 9.99%, depending on the individual investor, of the outstanding Common Stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 19.99%. No fractional shares of Common Stock will be issued in connection with the exercise of warrants. In lieu of fractional shares, we will pay the holder either an amount in cash equal to the fractional amount multiplied by the exercise price or round such fractional share to a whole share.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may, in the event the shares underlying the warrant, or the warrant shares, are not registered under the Securities Act, elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

Rights as a Stockholder

Except as otherwise provided in the warrant or by virtue of such holder’s ownership of common stock, the holders of the warrant do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise the warrant.

Series AA Preferred Stock and Series AAA Preferred Stock (collectively, the “Preferred Stock”)

Each share of Series AA Preferred Stock is convertible into 20 shares of Common Stock, and each share of Series AAA Preferred Stock is convertible into 150 shares of Common Stock. The Preferred Stock shall rank:

●	senior to all of the common stock;

●	senior to any class or series of capital stock of the company hereafter created specifically ranking by its terms junior to the Preferred Stock (“Junior Securities”); and

●	on parity with each other (i.e. Series AA Preferred Stock shall rank pari passu with Series AAA Preferred Stock).

in each case, as to distributions of assets upon liquidation, dissolution or winding up of the company, whether voluntarily or involuntarily (each, a “Dissolution”).

In the event of a Dissolution, holders of the Preferred Stock will be entitled to receive, before any distributions to the holders of the Common Stock and the holders of Junior Securities, an amount per share of Preferred Stock equal to the greater of (i) $6.00 (subject to adjustment in the event of any stock split, combination or reclassification), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of the Preferred Stock been converted into Common Stock (without regard to any restrictions on conversion) immediately prior to such Dissolution. Shares of Preferred Stock will be entitled to receive dividends equal to (on an as-if-converted-to-common stock basis), and in the same form and manner as, dividends actually paid on shares of Common Stock. For the avoidance of any doubt, neither a change in control of the company, the merger or consolidation of the company with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the company’s assets shall, in and of itself, be deemed to constitute a Dissolution.

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Shares of Preferred Stock will generally have no voting rights, except to the extent provided by applicable law, and except that the consent of the holders of a majority of the outstanding shares of the Preferred Stock will be required to (i) alter, repeal or change the powers, preferences or rights of the Preferred Stock or alter or amend the respective certificate of designations so as to adversely affect the Preferred Stock, (ii) supplement, amend, restate, repeal, or waive any provision of the company’s COI or Amended and Restated Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the company’s COI or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (iii) increase or decrease (other than by conversion) the number of authorized shares of the Preferred Stock; or (iv) enter into any agreement with respect to any of the foregoing.

On December 22, 2025, the Company entered into a securities purchase agreement David E. Lazar, pursuant to which he agreed to purchase from the Company 300,000 shares of Series AA Preferred Stock and 700,000 shares of Series AAA Preferred Stock in accordance with the terms and conditions thereunder. As of the date of this prospectus, all shares of Preferred Stock have been converted to the Common Stock, and the Company currently has no Preferred Stock issued and outstanding. For further information, see “Prospectus Summary—December 2025 Lazar Investment Transaction.”

Anti-takeover Effects of Certain Provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

General

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contains provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

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●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by Section 203. The election not to be governed by Section 203 is effective (i) upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware or the adoption of the amendment to the bylaws, as applicable, for a corporation that does not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders or (ii) 12 months after such action for all other corporations.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not exclude it from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring it to negotiate in advance with its board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Certificate of Incorporation does not grant stockholders the right to vote cumulatively.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under the Amended and Restated Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of Common Stock, is available for issuance without further action by our stockholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

Advance Notice Procedure

The Amended and Restated Bylaws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

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The Amended and Restated Bylaws provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to our secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made by us. In addition, any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action.

The Amended and Restated Bylaws provide that in the case of nominations for election at an annual meeting, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the case of nominations for election at a special meeting of stockholders called for the election of directors, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if later, the 10th day following the day on which public announcement of the date of such special meeting is first made by us. In addition, each such stockholder’s notice must include certain information regarding the stockholder and the director nominee as set forth in the Amended and Restated Bylaws.

Staggered Board

Our Amended and Restated Certificate of Incorporation provides that our board of directors is be divided into three classes of directors, with each class comprising, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The initial term of office of the directors of Class I shall expire as of our first annual meeting of stockholders; the initial term of office of the directors of Class II shall expire as of our second annual meeting; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of our stockholders.

●	The current Class I director is Jerome Jabbour;

●	The current Class II directors are David Natan, Tim Ruan and Johnny Fox Arrowsmith (Yi Zhang); and

●	The current Class III directors are Junyi Dai and Qinglai Lu.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of its management or a change in control.

Action by Written Consent; Special Meetings of Stockholders

Our Amended and Restated Certificate of Incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provides that, except as otherwise required by law, special meetings of the stockholders can be called only by the board of directors, the chairperson of the board of directors, our chief executive officer or our president (in the absence of a chief executive officer). Except as provided above, our stockholders are not to be permitted to call a special meeting or to require the board of directors to call a special meeting.

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Removal of Directors

Our Amended and Restated Certificate of Incorporation does not provide for the removal of directors by stockholders.

Exclusive Forum

Our Amended and Restated Certificate of Incorporation provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on its behalf, any action asserting a claim for breach of a fiduciary duty owed by any of its directors and officers to it or its stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, its Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, or any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or its directors, officers or other team members, which may discourage such lawsuits against us and our directors, officers and other team members.

Federal Forum for Securities Act Claims

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Amended and Restated Certificate of Incorporation contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such a provision, if applicable.

This choice of federal forum for Securities Act claims may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable, which may discourage such lawsuits against us and our directors, officers and other team members.

Stock Exchange Listing

Our Common Stock is listed on the Nasdaq Capital Market under the trading symbol “INDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, NY 11598.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement or pricing supplement, the validity of the Common Stock being offered by this prospectus will be passed upon for us by McCarter & English, LLP, New York, NY.

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EXPERTS

Our consolidated financial statements as of December 31, 2025 and 2024, and for each of the years then ended, have been incorporated by reference herein in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.indaptusrx.com. The information on our web site, however, is not, and should not be deemed to be, a part of or incorporated by reference in this prospectus.

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information in the registration statement. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on March 17, 2026);

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (filed with the SEC on May 15, 2026);

●	our Current Reports on Form 8-K, as amended, filed with the SEC on March 24, 2026, April 3, 2026, April 23, 2026, April 24, 2026, May 15, 2026, and June 5, 2026;

●	our preliminary proxy statement on form PRE 14A filed with the SEC on June 22, 2026;

●	the description of our shares of Common Stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-40652), filed with the SEC on July 23, 2021, as updated in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on March 17, 2026) and including any amendment or report filed for the purpose of updating such description.

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We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Investor Relations, Indaptus Therapeutics, Inc., Three Columbus Circle, 15th Floor New York, NY 10019, (646) 427-2727. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at https://indaptusrx.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our Common Stock.

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Up to 18,864,000 Shares of Common Stock by the Selling Shareholders

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby, including the U.S. Securities and Exchange Commission registration fee:

SEC Registration Fee	$9,951.55
Accounting Fees and Expenses	7,500
Legal Fees and Expenses	35,000
EDGAR Filing Service Fees and Expenses	2,500
Total	$54,951.55

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

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The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

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Exhibit Index

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc., dated as of July 23, 2021 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2021)
3.2	Amended and Restated Bylaws of Indaptus Therapeutics, Inc., dated as of January 22, 2024 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc. dated August 3, 2021 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2021)
3.4	Certificate of Amendment to Amended And Restated Certificate of Incorporation of Indaptus Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2025)
3.5	Certificate of Amendment to Amended And Restated Certificate of Incorporation of Indaptus Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2026)
3.6	Certificate of Designation of Preferences, Rights and Limitations of Series AA Preferred Stock (incorporated herein by reference to Exhibit 3.6 to the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2025 filed with the SEC on March 17, 2026)
3.7	Certificate of Designation of Preferences, Rights and Limitations of Series AAA Preferred Stock (incorporated herein by reference to Exhibit 3.7 to the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2025 filed with the SEC on March 17, 2026)
10.1	Securities Purchase Agreement, dated as of December 22, 2025, by and between the Company and David Lazar (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2025)
10.2	Form of Stock Purchase Agreement, dated as of June 17, 2026, by and between the Company and certain investors named therein (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2026)
5.1*	Opinion of McCarter & English, LLP
23.1*	Consent of McCarter & English, LLP (included in Exhibit 5.1)
23.2*	Consent of Haskell & White LLP
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

* Filed herewith.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, NY, on the 26th day of June, 2026.

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Junyi Dai
Name:	Junyi Dai
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of Indaptus Therapeutics, Inc., whose signature appears below hereby appoints Junyi Dai and Yu Ding, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Junyi Dai	Chief Executive Officer and Chairman of the Board	June 26, 2026
Junyi Dai	(principal executive officer)

/s/ Yu Ding	Chief Financial Officer	June 26, 2026
Yu Ding	(principal financial officer and principal accounting officer)

/s/ Qinglai Lu	Director	June 26, 2026
Qinglai Lu

/s/ Tim Ruan	Director	June 26, 2026
Tim Ruan

/s/ Dr. Johnny Fox Arrowsmith	Director	June 26, 2026
Dr. Johnny Fox Arrowsmith

/s/ David Natan	Director	June 26, 2026
David Natan

/s/ Jerome Jabbour	Director	June 26, 2026
Jerome Jabbour

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